CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

November 11, 2025

Neha Krishnamohan

[***]

[***]

Re: Separation Agreement

Dear Neha:

This letter confirms that you notified Artiva Biotherapeutics, Inc. (the “Company”) on November 10, 2025, of your resignation from the Company effective December 31, 2025, and sets forth the substance of the separation agreement the Company is offering to you to aid in your employment transition.

1.
SEPARATION. If you timely sign this Agreement, your employment with the Company will continue through December 31, 2025, unless terminated earlier as set forth below. The actual date your employment ends shall be your “Separation Date.” If you choose not to accept this Agreement, or you revoke it after you sign it, then you will not be entitled to any further compensation or benefits (including, without limitation, the severance benefits set forth in Section 6) from that date.

2.
TRANSITION PERIOD. Between the date of this Agreement and the Separation Date (the “Transition Period”), you will remain an at-will employee in your current role and will reasonably assist the Company to transition your job duties and responsibilities and perform other tasks as requested by the Company related to your transition. You agree to perform your Transition Period services in good faith and to the best of your abilities. You must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company during and after the Transition Period. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Any equity awards you may have received will continue to vest under the existing terms and conditions set forth in the governing plan documents and award agreements. Nothing in this Agreement alters your employment at will status. Accordingly, during the Transition Period you are entitled to resign your employment with or without Good Reason (as defined in your Employment Offer Letter dated April 15, 2024) or advance notice, and the Company may terminate your employment with or without Cause or advance notice. If prior to December 31, 2025, the Company terminates your employment without Cause or you resign for Good Reason, then you will remain eligible for the Severance Benefits (as set forth below), provided that you

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have satisfied the other Severance Preconditions (as defined below), but not the severance benefits described in your Employment Offer Letter dated April 15, 2024. If prior to December 31, 2025, the Company terminates your employment for Cause or your employment terminates due to your death or disability, then all salary payments to you will cease immediately, you will no longer be eligible for participation in any Company benefit plans and you will not be eligible to receive any Severance Benefits.

3.
ACCRUED WAGES PAID TIME OFF. On the Separation Date, the Company will pay you all accrued wages, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

4.
Health Insurance; COBRA. Your health insurance benefits will continue through the final day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

5.
Consulting Relationship. Provided that your employment is not terminated prior to the Separation Date due to your voluntary departure or for Cause or as a result of your death or disability, and provided that you re-sign this Agreement within twenty-one (21) days after the Separation Date and allow the releases contained herein to become effective, you and the Company shall enter in to the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), to be effective January 1, 2026 (or, in the event your employment terminated earlier than December 31, 2025, as of the date immediately following the Separation Date).

6.
SEVERANCE BENEFITS. Although the Company has no obligation to do so, if you: (i) sign and return this Agreement to the Company on or within five (5) business days of the date hereof; (ii) remain employed with the Company until December 31, 2025; (iii) provide assistance during the Transition Period, including being reasonably available to answer any questions from the Company regarding your previous job duties; (iv) re-sign this Agreement within twenty-one (21) days after the Separation Date and allow the releases contained herein to become effective; (v) remain in good standing under the Consulting Agreement (which condition shall be deemed satisfied if the Company terminates the Consulting Agreement for convenience under Section 6.3 of the Consulting Agreement); and (vi) comply with all of your legal and contractual obligations to the Company (the “Severance Preconditions”), then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)
Severance Payment. The Company will pay you, as severance, an amount equivalent to the amount you would have been eligible to receive as a bonus for 2025 had you

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remained employed on the bonus payment date, subject to standard payroll deductions and withholdings (the “Severance Payment”). For the avoidance of doubt, you acknowledge that the amount of the Severance Payment (if any) will be calculated based on the determination by the Company’s Board of Directors (the “Board”) of the Company’s achievement of its corporate goals for 2025 and its assessment of your individual performance, which determination shall be in the Board’s sole discretion. The Severance Payment will be paid to you in a lump sum on the date the Company pays 2025 bonuses (if any), regardless of whether the Consulting Agreement remains effective on such date.

(b)
Equity. You were granted certain Company equity awards, in the form of options to purchase shares of the Company’s common stock and restricted stock unit awards, as follows:

Option Grant Number	Option Type	Plan	Grant Date	Exercise Price per Share	Total Shares Subject to Option
ES304	ISO	2020 EIP	05/02/2024	$13.465	29,703
ES305	NQSO	2020 EIP	05/02/2024	$13.465	72,895

RSU Grant Number	Plan	Grant Date	Total Shares Subject to RSU
R83	2024 EIP	09/12/2024	50,000
NQ234	2024 EIP	02/26/2025	60,000

For the avoidance of doubt, provided that you fulfill the Severance Preconditions and sign and comply with the Consulting Agreement, your transition from an employee to a consultant pursuant to the Consulting Agreement shall not constitute a break in your Continuous Service for purposes of vesting of your equity awards. Notwithstanding anything to the contrary in the award agreements and the 2020 Equity Incentive Plan and 2024 Equity Incentive Plan (the “Plans”) and other applicable plan documents, however, you and the Company agree that vesting of your equity awards shall not continue beyond February 28, 2026, even if you are continuing to provide Continuous Service to the Company. Your right to exercise any vested shares (if any), and all other rights and obligations with respect to your equity awards, will otherwise be as set forth in your award agreements and the applicable Plan documents. In the event the Consulting Agreement does not become effective or terminates prior to February 28, 2026, the vesting of your equity awards will end on your last date of employment or provision of consulting services.

7.
NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

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8.
EXPENSE REIMBURSEMENTS. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9.
RETURN OF COMPANY PROPERTY. By no later than five (5) calendar days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property, and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within three (3) calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.

10.
NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.
RELEASE OF CLAIMS.

(c)
General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, and subsidiary entities, and its and their past, present, and future directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

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(d)
Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, negligence, personal injury, conversion, and discharge in violation of public policy; (v) all federal, state, and local constitutional, statutory, or regulatory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act (as amended), and the California Fair Employment and Housing Act (as amended); and (vi) all bases for recovering costs, fees, or other expenses incurred in these matters, including attorneys’ fees. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(e)
Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.

(f)
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent

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permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

12.
SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

13.
REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury and have no known occupational diseases for which you have not already filed a workers’ compensation claim.

14.
CONTINUING OBLIGATIONS; NON-DISPARAGEMENT. You acknowledge and reaffirm your continuing obligations under your signed Employee Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit B and which is incorporated herein by reference, and agree to abide by those continuing obligations. You also agree not to disparage the Released Parties in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”

15.
NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation,

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arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents.

16.
COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful, and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

17.
DISPUTE RESOLUTION. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment, or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration in San Diego, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm

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pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

18.
MISCELLANEOUS. This Agreement, including the Exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. The Company may freely assign this Agreement without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures on this Agreement communicated by facsimile or other similar electronic transmission or a digital signature provided through DocuSign®, Adobe Sign (or some other similar service) shall be considered an original signature, and the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity, or enforceability as a signature affixed by hand or the use of a paper-based record keeping system to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, California digital signature regulations, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature page follows]

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121 8

If this Agreement is acceptable to you, please sign below and return the original to [***]. You have five (5) business days from the date hereof to sign this Agreement and twenty-one (21) calendar days from the Separation Date to decide whether you would like to re-sign this Agreement in exchange for the Severance Benefits.

We wish you the best in your future endeavors.

Sincerely,

Artiva Biotherapeutics, Inc.

/s/ Fred Aslan	November 11, 2025
Signature	Date

Fred Aslan, MD
Name

Chief Executive Officer
Title

Exhibit A – Consulting Agreement

Exhibit B – Employee Confidential Information and Invention Assignment Agreement

I HAVE READ, UNDERSTAND, AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Neha Krishnamohan	November 11, 2025
Signature	Date

Neha Krishnamohan
Name

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121 9

By re-signing this Agreement below, I hereby renew and re-affirm the release of claims and other representations contained in this Agreement as of the date of my signature and I hereby generally and completely release the Released Parties from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I re-sign this Agreement (collectively, the “Final Released Claims”).

I acknowledge that by re-signing this Agreement I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release do not apply to any rights or claims that may arise after the date that I re-sign this Agreement; (ii) I have been advised to consult with an attorney prior to re-signing this Agreement (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days from the Separation Date to consider this Agreement (although I may choose voluntarily to sign it earlier and changes to this Agreement, whether material or immaterial, do not restart this consideration period); (iv) I have seven (7) days following the date I sign this Agreement to revoke it (by providing written notice of my revocation to [***]); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that I sign this Agreement, provided that I do not revoke it (the “Effective Date”).

I HAVE READ, UNDERSTAND, AND AGREE FULLY TO THE FOREGOING AGREEMENT:

Signature	Date

Neha Krishnamohan
Name

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121 10

Exhibit A

CONSULTING AGREEMENT

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121 11

Exhibit B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121 12